Exhibit 99.1

Westwood Holdings Group, Inc. Reports First Quarter 2013 Results

Quarterly Revenues Increase 13% Year-over-Year;

Assets Under Management Increase to Record of $15.3 Billion;

Westwood International Assets Surpass $1 Billion

DALLAS--(BUSINESS WIRE)--April 18, 2013--Westwood Holdings Group, Inc. (NYSE: WHG) today reported first quarter 2013 revenues of $20.1 million, a 13% increase compared to revenues of $17.9 million in the same period of 2012. Economic Earnings were $5.7 million in the first quarter of 2013 compared to $5.8 million for the first quarter of 2012. Economic Earnings per share (“Economic EPS”) were $0.76 in the first quarter of 2013 compared to $0.80 in the first quarter of 2012. Diluted earnings per share for the first quarter of 2013 were $0.38 compared to $0.52 in the same period in 2012. Net income in the first quarter of 2013 was $2.8 million compared to $3.8 million in the prior year period.

Westwood International Advisors, Inc. (“WIA”) has experienced substantial growth in assets under management (“AUM”) since launching our Emerging Markets and Global Equity strategies in mid-2012. WIA’s AUM exceeded $1 billion at March 31, 2013, an increase of 14% from year end. WIA contributed $1.5 million to revenues during the first quarter with $2.7 million of related costs. Excluding WIA related items, first quarter 2013 Economic EPS and diluted earnings per share would have been $0.88 and $0.50, respectively.

Brian Casey, Westwood’s President & CEO, commented, “We are very pleased with our first quarter financial results and with our progress on several initiatives. The performance of our Income Opportunity, Small Cap and MLP strategies was exceptionally strong during the first quarter, and we benefited from the strength of the U.S. equity markets. We are seeing steady inflows into our Income Opportunity product and, as previously reported, our Income Opportunity mutual fund has surpassed $1 billion in assets. WIA is off to a great start with a robust pipeline of new client prospects. At March 31, 2013 Westwood had $53.8 million in cash and investments, with stockholders equity of $75.8 million and no debt.”

Aggregate assets under management reached a record $15.3 billion as of March 31, 2013, an increase of 8% compared to $14.2 billion as of year end, and 11% higher than March 31, 2012. Mutual fund assets, now comprising ten Westwood Funds, stood at $1.9 billion as of March 31, 2013, an increase of 19% compared to year end and an increase of 30% compared to $1.5 billion as of March 31, 2012.

Total expenses for the first quarter of 2013 were $15.4 million compared with $11.8 million in the year ago quarter, while Economic Expenses were $12.6 million compared with $9.8 million for the first quarter of 2012.

Westwood’s Board of Directors declared a quarterly cash dividend of $0.40 per common share, payable on July 1, 2013 to stockholders’ of record on June 14, 2013.

Economic Earnings, Economic EPS, and Economic Expenses are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss first quarter 2013 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 866-548-2699 (domestic) or 904-271-2009 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through April 25 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 2973131.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global, and Emerging Markets equities as well as income-oriented portfolios. Access to these strategies is available through separate accounts, commingled funds and the Westwood FundsTM family of mutual funds. Westwood has significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol "WHG." Based in Dallas, Westwood also has offices in Omaha and Toronto.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues among a few customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the quarter ended March 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2013	2012
REVENUES:
Advisory fees - asset-based	$15,547	$14,090
Trust fees	4,217	3,471
Other revenues, net	336	303
Total revenues	20,100	17,864

EXPENSES:
Employee compensation and benefits	11,843	8,914
Sales and marketing	287	212
Westwood mutual funds	404	209
Information technology	656	596
Professional services	1,002	879
General and administrative	1,189	970
Total expenses	15,381	11,780
Income before income taxes	4,719	6,084
Provision for income taxes	1,886	2,299
Net income	$2,833	$3,785
Other comprehensive income:
Available-for-sale investments:
Change in unrealized gain on investment securities, net of income taxes of $0 and $(238), respectively	-	(435)
Foreign currency translation adjustments	(77)	-
Other comprehensive income	(77)	(435)
Total comprehensive income	$2,756	$3,350

Earnings per share:
Basic	$0.39	$0.53
Diluted	$0.38	$0.52

Weighted average shares outstanding:
Basic	7,287,161	7,087,778
Diluted	7,481,668	7,268,353

Economic Earnings	$5,667	$5,819
Economic EPS	$0.76	$0.80

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of March 31, 2013 and December 31, 2012
(in thousands, except par value and share amounts)

	March 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$5,774	$3,817
Accounts receivable	10,053	8,920
Investments, at fair value	47,985	59,906
Deferred income taxes	1,320	3,362
Prepaid income taxes	514	-
Other current assets	2,751	1,365
Total current assets	68,397	77,370
Goodwill	11,255	11,255
Deferred income taxes	1,610	1,696
Intangible assets, net	4,059	4,149
Property and equipment, net of accumulated depreciation of $1,836 and $1,747	2,195	2,145
Total assets	$87,516	$96,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,881	$1,636
Dividends payable	3,424	1,201
Compensation and benefits payable	4,576	14,537
Income taxes payable	-	1,438
Other current liabilities	15	14
Total current liabilities	9,896	18,826
Accrued dividends	654	-
Deferred rent	1,210	1,238
Total long-term liabilities	1,864	1,238
Total liabilities	11,760	20,064
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,703,435 and outstanding 8,123,002 shares at March 31, 2013; issued 8,526,598 and outstanding 8,031,045 shares at December 31, 2012	87	85
Additional paid-in capital	91,876	88,483
Treasury stock, at cost – 580,433 shares at March 31, 2013; 495,553 shares at December 31, 2012	(22,223)	(18,502)
Accumulated other comprehensive income	(47)	30
Retained earnings	6,063	6,455
Total stockholders’ equity	75,756	76,551
Total liabilities and stockholders’ equity	$87,516	$96,615

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the three months ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,833	$3,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	90	81
Amortization of intangible assets	90	122
Unrealized losses on investments	373	138
Loss on disposal of property	-	1
Restricted stock amortization	2,706	1,865
Deferred income taxes	2,079	2,666
Excess tax benefits from stock based compensation	(672)	(588)
Net purchases of investments – trading securities	11,546	6,818
Changes in operating assets and liabilities:
Accounts receivable	(1,164)	(101)
Other current assets	(1,313)	(391)
Accounts payable and accrued liabilities	(198)	(7)
Compensation and benefits payable	(9,906)	(9,141)
Income taxes payable and prepaid taxes	(1,166)	(401)
Other liabilities	(6)	(6)
Net cash provided by operating activities	5,292	4,841

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(247)	(48)
Net cash used in investing activities	(247)	(48)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(3,721)	(3,403)
Excess tax benefits from stock based compensation	672	588
Proceeds from exercise of stock options	-	(2,759)
Cash dividends	-	22
Net cash used in financing activities	(3,049)	(5,552)

Effect of currency rate changes on cash	(39)	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,957	(759)
Cash and cash equivalents, beginning of year	3,817	5,264
Cash and cash equivalents, end of year	$5,774	$4,505

Supplemental cash flow information:
Cash paid during the year for income taxes	$1,064	$35

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings and Total Expenses to Economic Expenses
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended March 31%
	2013	2012	Change
Net Income	$2,833	$3,785	(25)%
Add: Restricted stock expense	2,706	1,865	45
Add: Intangible amortization	90	122	(26)
Add: Tax benefit from goodwill amortization	38	47	(19)
Economic earnings	$5,667	$5,819	(3)

Diluted weighted average shares	7,481,668	7,268,353	3
Economic EPS	$0.76	$0.80	(5)

Total expenses	$15,381	$11,780	31
Less: Restricted stock expense	(2,706)	(1,865)	45
Less: Intangible amortization	(90)	(122)	(26)
Economic Expenses	$12,585	$9,793	29%

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings, Economic Earnings per share (or Economic EPS), and Economic Expenses. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management reviews Economic Earnings, Economic EPS and Economic Expenses to evaluate Westwood’s ongoing performance allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define Economic Expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings or deduct it when calculating Economic Expenses because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Mark A. Wallace, 214-756-6900
Chief Financial Officer